Exhibit 23.4

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS
555 METRO PLACE NORTH
SUITE 524
DUBLIN, OHIO 43017
(614) 766-1426   (614) 766-1459 FAX

September 27, 2007

Re:	Valuation Appraisal of Meridian Interstate Bancorp, Inc.
East Boston Savings Bank
East Boston, Massachusetts

We hereby consent to the use of our firm’s name in the Form S-1 of Meridian Interstate Bancorp, Inc., and to the reference to our firm under the heading “Experts” in the prospectus, and to the inclusion of our opinion regarding the valuation of Meridian Interstate Bancorp, Inc.,  provided in our Valuation Appraisal Report and any Valuation Updates, in the Form S-1 to be filed with the Securities and Exchange Commission and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.

By:	/s/ Michael R. Keller

Michael R. Keller
President